UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 15, 2000

(Date of earliest event reported)

Inland Retail Real Estate Trust, Inc.

(Exact name of registrant as specified in the charter)

Maryland	000-30413	36-4246655
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield RoadOak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant's telephone number including area code)

Not Applicable

Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

Pleasant Hill Square, Duluth, Georgia

On May 15, 2000, we purchased an existing shopping center known as Pleasant Hill Square located on approximately 26.574 acres and containing 282,137 gross leasable square feet. The center is located on the south side of Pleasant Hill Road approximately six-tenths of a mile west of the Pleasant Hill Road and I-85 intersection.

We purchased Pleasant Hill Square from an unaffiliated third party. Our total acquisition cost, including expenses, was $34,454,700. This amount may increase as a result of our agreement, as contained in the purchase contract, to adjust the purchase price based upon lease rates achieved if and when certain stores which were vacant at the time the purchase contract was signed, get leased and the new tenants begin paying rent. Prior to closing, three of the vacant stores were leased to three different tenants. When these tenants begin paying rent, we are required to pay the seller approximately $69,000 as a purchase price adjustment. An additional purchase price adjustment may be required, depending on the lease rates achieved, when the remaining 3,467 square feet of vacant space is leased. In addition we may incur additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is approximately $122 per square foot of leasable space, which consists of the following:

*	Purchase Price	$ 34,240,000
*	Acquisition costs to third parties	80,300
*	Financing costs to third parties	134,400

	Total	$ 34,454,700
		===============

We purchased this property with our own funds and the proceeds of a new first mortgage loan from LaSalle Bank National Association, which secures a promissory note in the amount of $17,120,000. The promissory note requires monthly payments of interest only at a floating rate per annum of 140 basis points over a LIBOR related index (which equates to an interest rate of 7.9% as of the date of acquisition of this property), is due June 1, 2005 with the possibility of extension for 24 additional months and may be paid at any time prior to maturity without penalty. The financing costs to third parties noted above includes a $128,400 loan fee paid to the lender for this loan.

In evaluating this property as a potential acquisition, we considered a variety of factors including location, demographics, tenant mix, price per square foot, occupancy and the fact that overall rental rates at the shopping center are comparable to market rates. We believe that the shopping center is located within a vibrant economic area. We did not consider any other factors materially relevant to the decision to acquire this property.

We do not anticipate making any significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

We believe that this property is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions.

Pleasant Hill Square was a two-phase development. Phase I was completed in September of 1997, and Phase II was completed in the first quarter of 2000. It is comprised of two one-story, multi-tenant, retail buildings and one single outlot building. Another 25,000 square foot outlot building at the northeast corner of the shopping center, occupied by Rooms To Go, was not acquired by us and is owned by an unaffiliated third party. As of May 15, 2000, this property was approximately 99% leased.

Three tenants, JCPenney Home Store (a home furnishings store), Toys "R" Us (a retailer of toys) and JoAnn Fabrics (a retailer of fabrics and craft supplies), each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
JCPenney Home Store	50,000	17.72	9.00	08/97	08/02
			9.90	09/02	08/07
Option (1)			10.89	09/07	08/12
Option (2)			11.98	09/12	08/17
Option (3)			13.18	09/17	08/22

Toys R Us	48,134	17.06	9.00	09/97	01/08
Option (1)			10.00	02/08	01/13
Option (2)			10.50	02/13	01/18
Option (3)			11.00	02/18	01/23

JoAnn's Fabrics	45,970	16.29	11.00	05/00	04/06
			11.50	05/06	04/10
Option (1)			12.00	05/10	04/15
Option (2)			12.50	05/15	04/20
Option (3)			13.00	05/20	04/25
Option (4)			13.50	05/25	04/30

For federal income tax purposes, the depreciable basis in this property will be approximately $29,631,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively. Real estate taxes for 1999 (the most recent tax year for which information is generally available) were $266,331.

As of May 15, 2000, a total of 278,670 square feet was leased to 20 tenants at this property. The following table sets forth certain information with respect to those tenants as of the date of May 15, 2000.
	ApproximateGLA Leased		Renewal	Current Annual	Base Rent Per Square Foot
Lessee (1)	(Sq. Ft.)	Lease Ends	Options	Rent ($)	Per Annum ($)

Atlanta Sewing Center	3,000	03/01	1/2 yr.	49,500	16.50
AT&T Wireless	2,500	07/02	3/5 yr.	43,325	17.33
Cargo Furniture	4,000	08/02	2/5 yr.	70,200	17.55
Image Salon	2,000	09/02	1/5 yr.	33,000	16.50
Busy Body	4,000	09/02	2/5 yr.	64,000	16.00
Old Navy	25,571	11/04	2/5 yr.	253,409	9.91
Volt Information Sciences, Inc.	2,000	07/05	1/3 yr.	38,000	19.00
JCPenney Home Store	50,000	08/07	3/5 yr.	450,000	9.00
Athen's Pizza	4,000	09/07	1/5 yr.	74,000	18.50
SPA Sydell of Gwinnett	4,300	10/07	1/5 yr.	78,991	18.37
Toys "R" Us	48,134	01/08	3/5 yr.	433,206	9.00
	ApproximateGLA Leased		Renewal	Current Annual	Base Rent Per Square Foot
Lessee (1)	(Sq. Ft.)	Lease Ends	Options	Rent ($)	Per Annum ($)

Joseph A. Bank Clothiers	5,000	01/08	2/5 yr.	101,250	20.25
La Madeleine of Georgia	4,500	01/08	2/5 yr.	90,810	20.18
JoAnn's Fabrics	45,970	04/10	4/5 yr.	505,670	11.00
Athlete's Foot	4,000	06/10	2/5 yr.	66,000	16.50
Hit or Miss	8,000	07/10	2/5 yr.	135,600	16.95
Wedding Group One	4,800	08/10	1/5 yr.	79,200	16.50
On The Border	7,846	05/12	4/5 yr.	100,037	12.75
Barnes & Noble Superstore	25,000	07/12	3/5 yr.	457,500	18.30
Staples	24,049	07/14	3/5 yr.	266,944	11.10
Vacant	3,467

  In general, except for JoAnn's Fabrics, each tenant pays its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount. Old Navy, Joseph A. Bank Clothiers, La Madeleine of Georgia, Athlete's Foot, JoAnn's Fabrics, On The Border, and Barnes & Noble Superstores, are required to pay, as additional rent, a percentage of gross sales if gross sales exceed a prescribed amount. Athlete's Foot has the right to cancel their lease after five years.

At the closing of our purchase of this property an escrow was established which will be available to disburse to us on a monthly basis an amount equal to the rent, common area maintenance charges, real estate taxes and insurance relating to space that was vacant at the time of closing, including space for which a tenant had executed a lease and as of the closing had not yet moved in or commenced paying rent. The amount deposited in the escrow was 24 months of estimated rent and cost reimbursements for the vacant, unleased space at the time of closing and a lesser amount for space which was leased but not yet occupied. In addition, the escrow includes an amount for the estimated cost of tenant improvements and lease commissions for a portion of the vacant space which will be available to us to cover such costs. Should the actual costs exceed the estimated amount, the seller will be required to pay the excess amount.
Year Ending December 31,	Number of Leases Expiring	Approx. GLA of Expiring Leases (Sq. Ft.)	Annual Base Rent of Expiring Leases ($)	Total Annual Base Rent (1) ($)	Average Base Rent Per Square Foot Under Expiring Leases ($)	Percent of Total Building GLA Represented By Expiring Leases (%)	Percent of Annual Base Rent Represented By Expiring Leases (2) (%)

2000	-	-	-	3,126,219	-	-	-
2001	1	3,000	49,500	3,355,692	16.50	1.06	1.58
2002	4	12,500	212,700	3,329,109	17.02	4.43	6.34
2003	-	-	-	3,198,122	-	-	-
2004	1	25,571	253,446	3,203,696	9.91	9.06	7.92
2005	1	2,000	38,000	2,969,137	19.00	0.71	1.19
2006	-	-	-	2,977,875	-	-	-
2007	3	58,300	662,456	2,778,177	11.36	20.66	22.25
2008	3	57,634	633,276	1,734,886	10.99	20.43	22.79
2009	-	-	-	1,711,453	-	-	-
  For purposes of this column, we made no assumptions regarding the re-leasing of expiring leases. Therefore, no amount is included in this column for any lease which will expire during the specified 10-year period, commencing with its actual expiration date and continuing throughout the remaining years shown in this table.
  In view of the assumption made with regard to Total Annual Base Rent as explained in footnote (1), the percentages shown may not be reflective of the expected actual percentages.
  The foregoing assumptions should not be deemed indicative of or a prediction of future actual results. It is the opinion of our management that the space for expiring leases will be re-leased at market rates existing at the time of the expiration of those leases.

We received an appraisal which states that it was prepared in conformity with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a fair market value for

Pleasant Hill Square, as of February 15, 2000, of $35,000,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

Item 7. Financial Statements and Exhibits

     (a) Financial Statements

         To be subsequently filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland Retail Real Estate Trust, Inc.

(Registrant)

By:/s/ BARRY L. LAZARUS

Barry L. Lazarus

President, Chief Operating Officer,

Treasurer and Chief Financial Officer

Date:  May 25, 2000